UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): July 29, 2005

Modtech Holdings, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-25161	33-0825386
(Commission File Number)	(IRS Employer Identification No.)

2830 Barrett Avenue, Perris, CA	92571
(Address of Principal Executive Offices)	(Zip Code)

(951) 943-4014

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On July 29, 2005, Modtech Holdings, Inc., (the “Company”) entered into a sublease (the “Sublease”) with Boise Building Solutions Distribution, L.L.C. (“Boise”) pursuant to which the Company leased to Boise the manufacturing facility that it has operated in Lathrop, California since 1990 (the “Lathrop Facility). The Lathrop Facility is approximately 30 acres in size.

The initial term of the sublease will expire August 1, 2015 and may be extended by Boise, at its option, to August 31, 2019. The monthly rent for the Lathrop Facility is $31,500 through August 31, 2007. The rent increases to $34,500 per month on September 1, 2007 and every two years thereafter in accordance with the terms of the Sublease up to a maximum of $39,938.06 per month commencing September 1, 2013.

Boise may terminate the Sublease within 60 days after the date of execution if it determines in its due diligence review of the Lathrop Facility that certain aspects of the property, such as the physical condition, do not meet with its approval. Upon such termination, Boise shall be entitled to a refund of the $63,000 of rent it prepaid for the first two months of the Sublease term.

The Lathrop Facility is leased by the Company from BMG2 Enterprises through December 31, 2019 pursuant to an Industrial Real Estate Lease, dated January 2, 1990, as amended by Amendment Number 1 to Industrial Real Estate Lease, dated July 29, 2005 (the “Amendment”). The Amendment, which was entered into in connection with the Sublease, extended the lease term to December 31, 2019, clarified the description of the property and provided for certain improvements Boise wished to make on the Lathrop Property. The current monthly rent under the Amendment is $29,557 which is subject to increases every January 1st based on increases in the Consumer Price Index. The Company ceased manufacturing operations at the Lathrop Facility in April 2005.

The foregoing descriptions are subject to, and qualified in their entirety by, the Sublease and Amendment copies of which are filed as Exhibit 10.1 and Exhibit 10.2 hereto and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(c) Exhibits.

Exhibit	Description

10.1	Sublease Between Modtech Holdings, Inc. and Boise Building Solutions Distribution, L.L.C., dated July 29, 2005

10.2	Amendment Number 1 To Industrial Real Estate Lease Between Modtech Holdings, Inc. and BMG2 Enterprises, dated July 29, 2005

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: August 2, 2005

Modtech Holdings, Inc.

by:	/s/ Dennis L. Shogren
Dennis L. Shogren
Chief Financial Officer